Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS FISCAL THIRD QUARTER 2020 OPERATING RESULTS – BEST QUARTER IN COMPANY HISTORY – RAISES FULL YEAR GUIDANCE

CINCINNATI, OHIO August 7, 2020 (GLOBE NEWSWIRE) — Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the fiscal third quarter ended June 30, 2020.

Third Quarter Fiscal 2020 Highlights:

•	Consolidated Net Revenue of $84.8 million, up 75% year-over-year

•	Life Science segment delivers record revenue of $63.2 million, up 312% year-over-year, as a result of strong demand for COVID-19 related products

•	Broadened the Life Science portfolio of COVID-19 related products to include key reagents used by diagnostics manufacturers to develop rapid antigen tests

•	Diagnostics segment limited to $21.6 million in revenue, in line with expectations and a 35% year-over-year decline, as stay-at-home orders reduced demand for non-critical care testing

•	Completed assay design lock in the development of a PCR COVID-19 test on the Revogene® system and expecting submission to the FDA for EUA approval this fall

•	Re-initiated clinical trials for key GI products (GI panel, C. diff, Campylobacter), although at a slower-than-normal pace

•	Closed the acquisition of Exalenz and the integrated commercial team placed the first BreathID® Smart System since receiving FDA approval in March

Jack Kenny, Chief Executive Officer, commented: “The diversification of our business turned what could have been a challenging quarter into a record for the Company. Our team executed well in the short-term while continuing to invest in our strategy, positioning us well for a strong FY2021.”

Bryan Baldasare, Chief Financial Officer, commented: “Record revenue and strong margins in our Life Science segment drove cash generation, further strengthening our balance sheet. Our unprecedented earnings demonstrates the power of scale in our operations.”

Third Quarter Fiscal 2020 Results (Comparison to Third Quarter Fiscal 2019)

Consolidated net revenue for the third quarter of fiscal 2020 increased 75% to $84.8 million, compared to $48.4 million in the third quarter of 2019. Diagnostics segment revenues were down 35%, in line with expectations, while Life Science segment revenues were up 312%. Our Diagnostics segment experienced a 46% decrease in revenues from our molecular products and revenues from our immunoassay/blood chemistry products decreased 32%. Our Life Science segment revenues for the quarter included $47.8 million in revenue from COVID-19 related products with $32.0 million coming from molecular products and $15.8 million coming from immunological products.

Reported operating income for the third quarter of fiscal 2020 was $34.7 million, reflecting strong leverage from record sales levels in our Life Science business. Operating expenses include: (i) expectedly higher research and development spending in the Diagnostics segment; (ii) acquisition-related costs in connection with the recent Exalenz acquisition; and (iii) purchase accounting amortization related to the acquisitions of Exalenz and the GenePOC business in April 2020 and June 2019, respectively, as well as a favorable adjustment in the fair value of the earnout obligation for the acquisition of the GenePOC business. On an adjusted basis, operating income was $30.4 million, a margin of 36% (see non-GAAP financial measure reconciliation below).

Earnings per diluted share on a reported GAAP basis totaled $0.64 for the third quarter of 2020, and adjusted earnings per diluted share totaled $0.55 for the quarter (see non-GAAP financial measure reconciliation below).

Raising Fiscal 2020 Guidance

Our performance in the third quarter exceeded our expectations and we are raising our guidance for the year.

FY2020 Net Revenues:

•	Consolidated $245 million to $250 million

•	Life Science $127 million to $130 million

•	Diagnostics $118 million to $120 million

FY2020 Adjusted Operating Margin: Consolidated 22% to 23%

FY2020 Adjusted Earnings Per Share on a Diluted Basis: $1.01 to $1.05 (42.2M shares)

The revenue component of this guidance anticipates that our Life Science business will benefit from COVID-19 related demand ranging from $12 million to $15 million in the fourth quarter. As we have only recently begun sampling reagents for use in rapid antigen tests, our revenue guidance for Life Science has a limited contribution from these products. For the Diagnostics business, our guidance assumes continued softness in demand at a 20% reduction in volumes for our fourth fiscal quarter versus the prior year. Overall operating expenses on an adjusted basis for the full year are expected to be commensurate with our original guidance, as additional cash incentive compensation and operating costs of the Exalenz acquisition will offset lower spending on travel and delayed clinical trials. Importantly, we expect spending on clinical trials in the fourth fiscal quarter of approximately $3 million, as trial sites continue to re-start through the quarter.

This guidance reflects our current visibility into market conditions and customer order patterns for our products and our current assumptions about the impacts from resurgence of COVID-19 infections in the U.S. and around the globe.

Financial Condition

At June 30, 2020, cash and equivalents were $63.4 million and the Company had $61.2 million of borrowing capacity under its $160.0 million commercial bank credit facility. The Company’s bank-debt obligations under the bank credit facility totaled $98.8 million as of June 30, 2020.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, August 7, 2020 beginning at 10:00 a.m. Eastern Time to discuss the third quarter financial results and answer questions. A presentation to accompany the third quarter financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 9464209. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on August 7, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 9464209.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2020 and fiscal 2019.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net revenues	$84,797	$48,440	$189,514	$150,168
Cost of sales	28,945	20,181	71,768	60,999

Gross profit	55,852	28,259	117,746	89,169

Operating expenses
Research and development	6,743	4,594	16,953	12,294
Selling and marketing	6,261	6,747	19,459	21,221
General and administrative	12,439	8,002	31,675	24,288
Acquisition-related costs	1,641	473	3,428	1,445
Change in fair value of contingent consideration obligation	(6,124)	—	(7,428)	—
Restructuring costs	93	1,801	620	1,701
Selected legal costs	134	178	1,189	1,370

Total operating expenses	21,187	21,795	65,896	62,319

Operating income	34,665	6,464	51,850	26,850
Other income (expense), net	208	14	(304)	(649)

Earnings before income taxes	34,873	6,478	51,546	26,201
Income tax provision	7,366	1,399	11,853	5,922

Net earnings	$27,507	$5,079	$39,693	$20,279

Basic earnings per common share	$0.64	$0.12	$0.93	$0.48
Basic common shares outstanding	42,837	42,639	42,819	42,526

Diluted earnings per common share	$0.64	$0.12	$0.92	$0.47
Diluted common shares outstanding	43,273	42,910	43,038	42,907

Adjusted Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$30,409	$8,916	$49,659	$31,366
Net earnings	24,014	6,960	38,197	23,743
Diluted earnings per common share	$0.55	$0.16	$0.89	$0.55

Condensed Balance Sheet Data

	June 30,
	2020	2019
Cash and equivalents	$63,445	$55,192
Working capital	130,705	117,567
Long-term debt	98,824	75,824
Shareholders’ equity	233,335	188,553
Total assets	419,787	322,436

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim periods in fiscal 2020 and fiscal 2019 (in thousands), noting that “non-molecular assays” is comprised of traditional immunoassays, blood chemistry assays and urea breath assays.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$3,182	$5,894	$17,259	$20,208
Non-molecular assays	18,416	27,224	74,072	83,075

Total Diagnostics	21,598	33,118	91,331	103,283

Life Science
Molecular reagents	38,784	5,495	55,691	17,495
Immunological reagents	24,415	9,827	42,492	29,390

Total Life Science	63,199	15,322	98,183	46,885

Total Net Revenues	$84,797	$48,440	$189,514	$150,168

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$9,584	$17,232	$39,644	$52,024
Respiratory illness assays	5,052	5,708	23,664	21,242
Blood chemistry assays	3,364	4,666	12,508	13,364
Other	3,598	5,512	15,515	16,653

Total Diagnostics	21,598	33,118	91,331	103,283

Life Science
Americas	22,015	4,369	30,642	14,347
EMEA	26,070	6,389	40,977	21,608
ROW	15,114	4,564	26,564	10,930

Total Life Science	63,199	15,322	98,183	46,885

Total Net Revenues	$84,797	$48,440	$189,514	$150,168

Geographic Regions Americas = North and Latin America EMEA = Europe, Middle East and Africa ROW = Rest of World

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
OPERATING INCOME
Diagnostics	$(2,731)	$5,731	$6,469	$22,330
Life Science	40,253	3,639	53,182	12,906
Corporate	(2,849)	(2,929)	(7,832)	(8,450)
Eliminations	(8)	23	31	64

Total Operating Income	$34,665	$6,464	$51,850	$26,850

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share excluding the effects of acquisition-related costs, a favorable change in fair value of the contingent consideration obligation, restructuring costs, and selected legal costs, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share amounts reported under U.S. Generally Accepted Accounting Principles for the third quarters and nine-month periods ended June 30, 2020 and June 30, 2019.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

THIRD QUARTER AND NINE MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Operating Expenses -
U.S. GAAP basis	$21,187	$21,795	$65,896	$62,319
Acquisition-related costs	(1,641)	(473)	(3,428)	(1,445)
Change in fair value of contingent consideration obligation	6,124	—	7,428	—
Restructuring costs	(93)	(1,801)	(620)	(1,701)
Selected legal costs	(134)	(178)	(1,189)	(1,370)

Adjusted Operating Expenses	$25,443	$19,343	$68,087	$57,803

Operating Income -
U.S. GAAP basis	$34,665	$6,464	$51,850	$26,850
Acquisition-related costs	1,641	473	3,428	1,445
Change in fair value of contingent consideration obligation	(6,124)	—	(7,428)	—
Restructuring costs	93	1,801	620	1,701
Selected legal costs	134	178	1,189	1,370

Adjusted Operating Income	$30,409	$8,916	$49,659	$31,366

Net Earnings -
U.S. GAAP basis	$27,507	$5,079	$39,693	$20,279
Acquisition-related costs, including gain on currency hedge of purchase price *	959	363	2,746	1,108
Change in fair value of contingent consideration obligation *	(4,623)	—	(5,608)	—
Restructuring costs *	70	1,381	468	1,305
Selected legal costs *	101	137	898	1,051

Adjusted Earnings	$24,014	$6,960	$38,197	$23,743

Basic Earnings per Common Share -
U.S. GAAP basis	$0.64	$0.12	$0.93	$0.48
Acquisition-related costs, including gain on currency hedge of purchase price	0.02	0.01	0.06	0.03
Change in fair value of contingent consideration obligation	(0.11)	—	(0.13)	—
Restructuring costs	—	0.03	0.01	0.03
Selected legal costs	—	—	0.02	0.02

Adjusted Basic EPS **	$0.56	$0.16	$0.89	$0.56

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Diluted Earnings per Common Share -
U.S. GAAP basis	$0.64	$0.12	$0.92	$0.47
Acquisition-related costs, including gain on currency hedge of purchase price	0.02	0.01	0.06	0.03
Change in fair value of contingent consideration obligation	(0.11)	—	(0.13)	—
Restructuring costs	—	0.03	0.01	0.03
Selected legal costs	—	—	0.02	0.02

Adjusted Diluted EPS ***	$0.55	$0.16	$0.89	$0.55

*	Net of tax.
**	Basic Earnings per Common Share for the three months ended June 30, 2020 does not sum to the total Adjusted Basic EPS due to rounding.
***	Diluted Earnings per Common Share for the nine months ended June 30, 2020 does not sum to the total Adjusted Diluted EPS due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings, sales, product demand, revenue, operating margin, other guidance and the impact of COVID-19 on our business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus disease COVID-19. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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